Exhibit 24
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint David L. Duvall and John P. Zimmer, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Signature	Title	Date
/s/ David L. Duvall David L. Duvall	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2023
/s/ John P. Zimmer John P. Zimmer	Executive Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 22, 2023
/s/ Thomas R. Cellitti Thomas R. Cellitti	Director	December 22, 2023
/s/ Ralph O. Hellmold Ralph O. Hellmold	Director	December 22, 2023
/s/ Matthew Jauchius Matthew Jauchius	Director	December 22, 2023
/s/ Sandra L. Kowaleski Sandra L. Kowaleski	Director	December 22, 2023
/s/ Salvador Minarro-Villalobos Salvador Minarro-Villalobos	Director	December 22, 2023
/s/ Andrew O. Smith Andrew O. Smith	Director	December 22, 2023

1099624076\2\AMERICAS